                                                                     Exhibit 5


                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                               New York, NY 10036



                                                               February 8, 2002

Fisher Scientific International Inc.
One Liberty Lane
Hampton, New Hampshire 03842

                           Re: Fisher Scientific International Inc. Registration Statement on Form S-3 File No. 333-77046

Ladies and Gentlemen:

                  We have acted as special counsel to Fisher Scientific International Inc., a Delaware corporation (the "Company"), in connection with the public offering by certain stockholders of the Company (the "Selling Stockholders") of up to 7,475,000 shares (including up to 975,000 shares subject to an over-allotment option) (the "Secondary Shares") of the Company's common stock, par value $.01 per share (the "Common Stock").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-77046) as filed with the Securities and Exchange Commission (the "Commission") on January 18, 2002, under the Securities Act; Amendment No. 1 to the Registration Statement, as filed with the Commission on February 1, 2002; Amendment No. 2 to the Registration Statement, to be filed on the date hereof (such Registration Statement, as so amended, being hereinaf-

Fisher Scientific International Inc.
February 8, 2002
Page 2

ter referred to as the "Registration Statement"); (ii) the form of the Under-writing Agreement (the "Underwriting Agreement") proposed to be entered into among the Company, the Selling Stockholders and Goldman Sachs & Co., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated, as representative of the underwriters to be named therein, to be filed as an exhibit to Amendment No.2 to the Registration Statement; (iii) a specimen certificate evidencing the Common Stock; (iv) the Restated Certificate of Incorporation of the Company, as amended and presently in effect; (v) the By-laws of the Company, as presently in effect; (vi) certain resolutions of the Board of Directors of the Company and committees thereof relating to the Secondary Shares dated December 10, 1991, December 6, 1995, March 15, 1997, November 14, 1997, January 12, 1998, April 15, 1998 and January 17, 2001;
certain resolutions of the stockholders of the Company dated January 16, 1998; certain resolutions of the Board of Directors of FSI Merger Corp. dated November 12, 1997 and January 15, 1998; certain resolutions of the sole stockholder of FSI Merger Corp. dated November 17, 1997 and January 15, 1998; (vii) the Second Amended and Restated Agreement and Plan of Merger dated November 14, 1997, between FSI Merger Corp. and Fisher Scientific International Inc., as amended on January 19, 1998; (viii) the Investors' Subscription Agreement dated January 21, 1998, between FSI Merger Corp. and certain investors named therein; (ix) Certificate of Designation of Non-Voting Common Stock of Fisher Scientific International Inc. filed with the secretary of State of the State of Delaware on January 20, 1998; (x) the 1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its subsidiaries, Fisher Scientific International Inc. 1995 Operating Unit Stock Plan and Fisher Scientific International Inc. 1997 Equity-Based Award Plan; (xi) the Trust Agreement dated January 21, 1998, between the Company and Mellon Bank, N.A., as trustee (the "Trust Agreement"); (xii) the Employment Agreement dated March 31, 1998, between the Company and David Della Penta; and (xiii) a form of election form under the Trust Agreement (the "Election Form"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submit-

Fisher Scientific International Inc.
February 8, 2002
Page 3

ted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, its directors and officers, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company or other related documents authorizing the issuance of the Secondary Shares. In rendering the opinion set forth below, we have also assumed that the certificates evidencing the Secondary Shares, upon their original issuance conformed to the specimen certificate examined by us. In addition, in rendering the opinion set forth below, we have assumed that, certain Selling Stockholders who have been issued Secondary Shares pursuant to the Trust Agreement have duly executed and completed the Election Form in the form of Election Form examined by us.

                  Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing, we are of the opinion that the Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons

Fisher Scientific International Inc.
February 8, 2002
Page 4

whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.



                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP